Exhibit 3.3

INTERACTIVE STRENGTH, INC.

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATIONS

Pursuant to Section 151(g) of

the General Corporation Law of the State of Delaware

SERIES A

CONVERTIBLE PREFERRED STOCK

(par value $0.0001 per share)

The undersigned, Trent Ward, Chief Executive Officer of Interactive Strength, Inc., a Delaware corporation (the “Corporation”), hereby certifies that, in accordance with Sections 103, 141 and 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation (the “Board”) has adopted the following resolutions to amend the Certificate of Designations authorizing the Series A Convertible Preferred Stock of the Corporation:

RESOLVED, that, pursuant to authority expressly granted and vested in the Board under its Certificate of Incorporation, as amended, the total number of authorized shares of the Corporation’s preferred stock, par value $0.0001 per share, designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) pursuant to Article 1 of that certain Certificate of Designations filed by the Corporation with the Delaware Secretary of State on January 8, 2024 (the “Series A Certificate of Designations”), be, and it hereby is, increased from five million (5,000,000) to seven million (7,000,000) shares; and

RESOLVED FURTHER, that the powers, designations, preferences, and relative participating, optional or other special rights, and qualifications, limitations or restrictions of the Series A Preferred Stock set forth in the Series A Certificate of Designations shall remain as set forth in the Series A Certificate of Designations, subject to the increase in the number of shares of Series A Preferred Stock set forth above.

This Certificate of Amendment to Certificate of Designations has been duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, INTERACTIVE STRENGTH, INC. has caused this certificate to be signed by Trent Ward, Chief Executive Officer, this 19th day of April, 2024.

INTERACTIVE STRENGTH, INC.

By:	/s/ Trent Ward
Name:	Trent Ward
Title:	Chief Executive Officer